JOHN HANCOCK BANK AND THRIFT OPPORTUNITY FUND

AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST

It is hereby stated that:

1.	This document relates to a business trust created by an Agreement and Declaration of Trust, which was filed with the Secretary of The Commonwealth of Massachusetts on June 16, 1994, under the name John Hancock Regional Bank and Thrift Fund (the “Fund”).

2.	Effective July 20, 1994, the name of the Fund was changed to John Hancock Bank and Thrift Opportunity Fund and the present name of the business trust is John Hancock Bank and Thrift Opportunity Fund, operating pursuant to an Agreement and Declaration of Trust dated June 16, 1994, as amended from time to time (the “Declaration of Trust”).

3.	In September 2012, the Trustees of the Fund approved a name change of the Fund from John Hancock Bank and Thrift Opportunity Fund to John Hancock Financial Opportunities Fund and an amendment to the Declaration of Trust of reflect this name change.

4.	The following is a true copy of the resolutions adopted by the Board of Trustees of the Fund at a meeting held on September 9-11, 2012 to change the name of the Fund, and such resolutions have not been revoked, revised or amended and are in full force and effect:

RESOLVED, that the name of the Fund is hereby changed to “John Hancock Financial Opportunities Fund,” effective upon 60 days’ written notice to shareholders, as required by Rule 35d-1 under the 1940 Act, or such later date as determined by the officers of the Fund;

FURTHER RESOLVED, that the Agreement and Declaration of Trust and the By-Laws of the Fund be amended to reflect the new name of the Fund, and that the Board hereby authorizes and instructs the officers of the Fund to take such actions as are necessary and appropriate to amend the Fund’s Agreement and Declaration of Trust and the By-Laws to reflect the Fund’s new name.

5.	Accordingly, effective December 14, 2012, the Declaration of Trust is hereby amended to change the name of the Fund from John Hancock Bank and Thrift Opportunity Fund to John Hancock Financial Opportunities Fund, by amending the Declaration of Trust to the extent required to provide that, effective December 14, 2012, the name of the Fund be, and hereby is, “John Hancock Financial Opportunities Fund.”

IN WITNESS WHEREOF, I have affixed my signature this 8th day of November, 2012.

 JOHN HANCOCK BANK AND THRIFT OPPORTUNITY FUND

By:	/s/ Kinga Kapuscinski
Name:	Kinga Kapuscinski
Title:	Assistant Secretary